Exhibit 99.1

July 12, 2011

Dear Stockholder:

As the economy slowly recovers, we believe there are positive signs emerging throughout the commercial real estate market.  Rents in most markets have leveled out, occupancy in premium locations is increasing and the International Council of Shopping Centers trade group is predicting a modest 3 percent sales growth during the crucial Back-to-School season. At Inland American our necessity-based assets will capitalize on these market conditions.  In the first quarter of 2011, we executed 104 retail lease transactions totaling 469,000 square feet, which represents a 28% increase in the number of transactions completed as compared to Q1 2010.  We also experienced a 52% increase in the square footage leased during the same time period.  We expect this type of activity to continue as companies look to expand and grow their market share for the remainder of 2011.

Inland American Continues to Fight Mini-Tenders on Behalf of Stockholders

At our annual stockholder meeting last August, the Inland American board of directors presented our stockholders with a proposal to amend and restate our charter.  The proposed amendment raised the stock ownership requirements needed to receive a stockholder list in an effort to help prevent unsolicited and opportunistic mini-tender offers aimed at our stockholders.  The amendment and restatement of the charter was approved by our stockholders, who voted by an overwhelming margin.

Since the charter amendment succeeded, Inland American has not distributed a new stockholder list or received a request for one.  Unfortunately, we have continued to be the subject of mini-tenders from those who previously obtained a list, some of which are now three years old.  In 2011, three unsolicited mini-tenders have been mailed to our stockholders.  The Board strongly recommended that stockholders reject each of these offers.  First, Inland American is not affiliated with any of these companies and these offers have no effect on the REIT itself, but they may cause confusion and take advantage of you, the stockholder.  Secondly, the offers are also priced at a significant discount from Inland American’s current estimated per share value of $8.03. Finally, these tenders could deprive you of the potential value of your investment in Inland American.

It is also important to remember that once you accept one of these offers and sell your shares, you will no longer receive your monthly cash distribution.  Inland American continues to work hard to enhance stockholder value, which includes producing a stable distribution income for our investors.  In their filings, these mini-tender firms admit that Inland American shares may ultimately be worth more than the price they are offering and that they have not evaluated the real estate in our portfolio.  Furthermore, the Securities and Exchange Commission has cautioned investors about opportunistic offers of this nature.

In just the past month, Madison Liquidity Investors, a mini-tender firm, presented an offer to our stockholders that violated our charter.  In order to stop this action, we sent a cease and desist letter to the firm.  In response to imminent litigation, Madison Liquidity withdrew their offer.  A press release dated June 14 announcing this outcome is included in this mailing for your review.  In June, another firm, Lapis Advisors, LP, sent a letter to Inland American stockholders prospecting for shares.  We believe this proposition violated the agreement that Lapis signed in connection with its original request for the stockholder list, and we sent a cease and desist letter to this firm to halt their actions.  The Board also urges our stockholders not to contact Lapis regarding the solicitation.

First Quarter Financial Update Webcast Replay

On June 6th, Inland American conducted a webcast to discuss our complete results for the quarter.  A replay of this event is available on Inland American’s website at www.inlandamerican.com.  We encourage you to attend our upcoming webcasts in 2011 and participate by submitting your questions and/or comments to us.  We look

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forward to answering them during future webcasts.  Our next webcast will be in late summer, please see our website for further information on the upcoming webcasts.

Clarification to Share Repurchase Program

We have amended our Share Repurchase Program, effective August 12, 2011, to clarify who may request repurchase under the current Program, upon the death of a beneficial owner of our shares.  Specifically, the amendment makes clear that the following persons may request that Inland American repurchase shares upon the death of the beneficial owner:

•                                          The estate of the deceased beneficial owner; or

•                                          The recipient of the beneficial owner’s shares through bequest or inheritance even where the recipient has registered the shares in his or her own name; or

•                                          In the case of the death of a grantor who purchased shares and held those shares through a trust, the beneficiary of the trust (even where the beneficiary subsequently registered the shares in his or her name), or, with respect to a revocable grantor trust, the trustee of that trust.

Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of June 2011, paid at an annualized rate equal to $0.50 per share.  This equates to a 5 percent annualized yield on a share purchase price of $10.00 and a 6.2 percent annualized yield on our estimated per share value and our Distribution Reinvestment Plan purchase price of $8.03.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

We appreciate your investment in Inland American and we are proud of The Inland Real Estate Group of Companies’ Torch Award for Ethics in the Marketplace from the Better Business Bureau of Chicago and Northern Illinois.  We are also proud of The Inland Real Estate Group of Companies’ successful track record and over 40 years of integrity.  We are pleased to let you know that Inland American’s cumulative distributions in the amount of $1.6 billion are funded from cash flow generated from the assets in our portfolio and not from capital invested by our stockholders or financing proceeds.

If you have any questions about your investment, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks		Brenda Gail Gujral
Chairman of the Board		President

Enclosure
cc:	Trustee
Broker Dealer
Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.